ADVAXIS, INC
675 Route 1, Ste 117
North Brunswick, NJ 08902
Tel: 201 750 2347 Fax 801 459 3596

February 9, 2006

Fred Cobb
1003 Farely Rd
Whitehouse Station, NJ 08889

Dear Fred,

Re: Employment Agreement

Advaxis, Inc. (“Advaxis” or “Company”) would like to offer you the position of VP Finance with an effective start date of February 20, 2006. The following terms and conditions will apply:

1.
Capacity, extent of service: You will be employed by Advaxis or its successors as its VP Finance or other capacity as determined by the President of the Company. This position will report directly to the CFO or CEO of the Company or other person defined by management. You shall be responsible for all finance accounting and back office functions and other projects as defined by the Company’s management from time to time. During your employment hereunder, you shall devote your full business time and your best efforts, business judgment, skill and knowledge to the performance of your duties and responsibilities hereunder. You shall not engage in any other business activity or employment during the term of this Agreement.

2.	Effective Date . The effective date of this Agreement and your employment (the “Effective Date”) shall be the day first written above.

3.	Salary: your base salary shall be $140,000 per annum which shall be paid per the payroll practice of the Company.

4.
Bonus: You will participate in the Bonus Program with a potential total annual discretionary bonus of up to $28,000 (“Bonus”). The Bonus will depend on achieving personal and Company milestones and may be paid in cash or stock at the Company’s discretion. The CEO of the Company will determine the milestones.

5.
Benefits: In addition to the above you will be entitled to participate in the Company’s benefit plan including a 401 (k) plan upon the establishment of such plan by the Company and satisfaction of any required vesting period. In addition, you will have 2 weeks of vacation per year, and 5 unpaid sick days.

6.
Options: You will participate in the Company’s 2005 Stock Option Plan (“Plan”) upon the approval of such plan by the board of directors and by the shareholders of the Company. You shall receive 150,000 (one hundred fifty thousand) options with a 4-year vesting period, all subject to the terms and conditions as set in the Plan.

7.
Non-Competition and Non-Solicitation: You shall not for 18 months following the termination of this agreement for any reason: (a) directly or indirectly compete with the Company, or advise or become a partner or a 1% shareholder or employee in a competing entity (defined as any entity involved in research, development, selling, manufacturing or marketing of vaccines or drugs based on Listeria Monocytogenes or Listeriolosyn O, PEST or ActA), or (b) solicit any clients or customers of the Company for any business that is substantially similar to or competitive with the business or planned business of the Company. You acknowledge and agree that the geographic, length of term, and types of activity restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company.

8.	Termination: Your employment can be terminated by the Company with a 30-day prior notice for any reason or for no reason.

Upon your acceptance, this letter will contain the agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written).

If these terms are agreeable to you, sign and date the letter in the appropriate space at the bottom and return it us.

Sincerely,

Advaxis, Inc

/s/ Roni Appel

Name: Roni Appel Title: CEO

I understand and accept the terms and conditions of this offer of employment.

/s/ Fred Cobb

Fred Cobb Date: 02/17/06